                                                                   EXHIBIT 10.5

                          TRANSITION SERVICES AGREEMENT

                                     between

                                   Aetna Inc.

                (to be renamed "Lion Connecticut Holdings Inc.")

                                       and

                           Aetna U.S. Healthcare Inc.

                          (to be renamed "Aetna Inc.")

                                   dated as of

                                December 13, 2000

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                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  DEFINITIONS ....................................................1
SECTION 1.02.  OTHER DEFINITIONS ..............................................2

                                    ARTICLE 2
                                    SERVICES

SECTION 2.01.  SPINCO-PROVIDED SERVICES .......................................2
SECTION 2.02.  AETNA-PROVIDED SERVICES ........................................3
SECTION 2.03.  TERM ...........................................................4
SECTION 2.04.  PRICING/SALES TAX ..............................................5
SECTION 2.05.  OTHER SERVICE SPECIFICATIONS ...................................7
SECTION 2.06.  BILLING AND CASH SETTLEMENT PROCEDURES ........................10
SECTION 2.07.  OPERATING COMMITTEE ...........................................11
SECTION 2.08.  OTHER TERMS AND CONDITIONS ....................................12

                                    ARTICLE 3
                  OTHER TRANSITIONAL ARRANGEMENTS AND PAYMENTS

SECTION 3.01.  USED ASSETS ...................................................14
SECTION 3.02.  COST OF ELIMINATION OF SERVICES ...............................15
SECTION 3.03.  REIMBURSEMENT OF CERTAIN AMOUNTS ..............................15
SECTION 3.04.  SEPARATION COSTS OF HEADQUARTERS; TENANT IMPROVEMENTS .........15
SECTION 3.05.  LICENSING AND OTHER COSTS .....................................16

                                    ARTICLE 4
                                  MISCELLANEOUS

SECTION 4.01.  INDEMNIFICATION ...............................................16
SECTION 4.02.  NOTICES .......................................................16
SECTION 4.03.  AMENDMENTS; NO WAIVERS ........................................18
SECTION 4.04.  EXPENSES ......................................................18
SECTION 4.05.  SUCCESSORS AND ASSIGNS ........................................18
SECTION 4.06.  GOVERNING LAW .................................................19
SECTION 4.07.  COUNTERPARTS; EFFECTIVENESS ...................................19
SECTION 4.08.  ENTIRE AGREEMENT ..............................................19
SECTION 4.09.  JURISDICTION ..................................................19
SECTION 4.10.  SEVERABILITY ..................................................19
SECTION 4.11.  SURVIVAL ......................................................20
SECTION 4.12.  CAPTIONS ......................................................20


Schedule 1A     -       I/T Services

Schedule 1B     -       Non-I/T Spinco-Provided Services

Schedule 2      -       Aetna-Provided Services

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Schedule 2.04   -       Pricing

Schedule 2.05   -       Problem Escalation and Notification

Schedule 2.06   -       Form of Bill

Schedule 2.07   -       Operating Committee

Schedule 2.08A  -       Spinco Systems Security Requirements

Schedule 2.08B  -       Aetna Systems Security Requirements

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                          TRANSITION SERVICES AGREEMENT


         TRANSITION SERVICES AGREEMENT, dated as of December 13, 2000 (this "AGREEMENT"), between Aetna Inc., a Connecticut corporation (to be renamed "Lion Connecticut Holdings Inc." at the time of the Merger) ("AETNA") and Aetna U.S. Healthcare Inc., a Pennsylvania corporation (to be renamed "Aetna Inc." at the time of the Merger) ("SPINCO").

                              W I T N E S S E T H:

         WHEREAS, Aetna and Spinco are concurrently herewith entering into a Distribution Agreement (the "DISTRIBUTION AGREEMENT") providing for, among other things, the distribution of the common stock of Spinco to the shareholders of Aetna (the "DISTRIBUTION"), and

         WHEREAS, for a transition period following the Distribution, Aetna and Spinco wish to continue to provide certain services to each other.

         NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1
                                  Definitions

         Section 1.01. DEFINITIONS. Each of the following terms is defined in the section set forth opposite such term:

     Term                                            Section
     ----                                            -------
Aetna                                                Recitals
Aetna-Driven Deviations                              2.01(a)
Aetna-Provided Services                              2.02
Aetna Used Assets                                    3.01
Affected Party                                       2.04(b)(iii)
Agreement                                            Recitals
Confidential Information                             2.08(c)
Conversion Plan                                      2.03(d)
Critical Operation                                   2.05(b)(iii)
Distribution                                         Recitals
Distribution Agreement                               Recitals
IT Services                                          2.01(a)
Operating Committee                                  2.07(a)


Other Party                                          2.04(b)(iii)
Service Level Breach                                 2.05(b)(iii)
Service Level Manager                                2.05(b)(ii)
Service Provider                                     2.03(a)
Service Recipient                                    2.03(a)
Services                                             2.02
Spinco                                               Recitals
Spinco-Driven Deviations                             2.01(a)
Spinco-Provided Services                             2.01(b)
Standards                                            2.0 1(a)
Systems Support                                      2.05(d)
Transition Period                                    2.03(a)

         Section 1.02. OTHER DEFINITIONS . Capitalized terms used without definition in this Agreement have the respective meanings assigned to them in the Distribution Agreement.


                                    ARTICLE 2
                                    Services

         Section 2.01. SPINCO-PROVIDED SERVICES.

         (a) INFORMATION TECHNOLOGY, COMPUTING AND TELECOMMUNICATION SERVICES. Spinco shall provide to the Aetna Group (which for the avoidance of doubt for purposes of this Agreement shall also include Hartford-located operations of ING National Trust as conducted as of the date hereof) the following information technology, computing and telecommunications services ("IT SERVICES"): (i) the services set forth on Schedule 1A, as such may be amended by the parties; (ii) any other IT Services that (a) the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, received in whole or part from the Spinco Group or in reliance upon or in connection with the Spinco Assets (but, in the case of a service provided only in part by the Spinco Group, only to the extent such service was provided in the ordinary course prior to the Distribution Date by the Spinco Group), (b) are identified in writing by Aetna to Spinco within forty-five (45) calendar days following the Distribution Date and (c) are reasonably needed in order to conduct the operations of the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof, consistent with the historical provision of such services and the other terms of this Agreement, or otherwise upon pricing and other terms and conditions reasonably acceptable to Spinco and Aetna; and (iii) reasonable additional incidental IT Services as Aetna needs to conduct its business, as conducted in the ordinary course prior to the Distribution Date, and

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the reasonable growth thereof; PROVIDED that such IT Services (a) were provided by Spinco to Aetna in the ordinary course prior to the Distribution Date and (b) are provided upon pricing and other terms consistent with the historical provision of such services and the other terms of this Agreement. Aetna acknowledges that a critical element of Spinco's historical delivery of services to Aetna was Spinco's ability to establish and maintain technology and architectural infrastructure standards (the "STANDARDS"). Spinco acknowledges that, having defined the Standards, it implemented changes to those Standards only after providing considerable notice to Aetna and after taking into account business impact to Aetna. In order to continue the spirit of cooperation that characterized the historical delivery of services, the parties agree that the "Non-Standard Products and Services" process set forth on Schedule IA will govern (1) Aetna requests for support of deviations from the Standards in effect at the Distribution Date ("AETNA-DRIVEN DEVIATIONS"), and (ii) Aetna requests for continued support for Standards that have become obsolete as a result of Spinco's changes to the Standards during the term of this Agreement ("Spinco-Driven Deviations").

         (b) OTHER TRANSITION SERVICES. Spinco shall provide to the Aetna Group the following services (together with the IT Services, the "SPINCO-PROVIDED SERVICES"): (i) the services set forth on Schedule lB including Systems Support, as such may be amended by the parties; (ii) any other services that (a) the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, received in whole or part from the Spinco Group or in reliance upon or in connection with the Spinco Assets (but, in the case of a service provided only in part by the Spinco Group, only to the extent such service was provided in the ordinary course prior to the Distribution Date by the Spinco Group), (b) are identified in writing by Aetna to Spinco within forty-five (45) calendar days following the Distribution Date and (c) are reasonably needed in order to conduct the operations of the Aetna Business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof, consistent with the historical provision of such services and the other terms of this Agreement, or otherwise upon pricing and other terms and conditions reasonably acceptable to Spinco and Aetna; and (iii) reasonable additional incidental services as Aetna needs to conduct its business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof; PROVIDED, that such services (a) were provided by Spinco to Aetna to in the ordinary course prior to the Distribution Date and (b) are provided upon pricing and other terms consistent with the historical provision of such services and the other terms of this Agreement.

         Section 2.02. AETNA-PROVIDED SERVICES. Aetna shall provide to the Spinco Group the following services (the "AETNA-PROVIDED SERVICES" and, together with the Spinco-Provided Services, the "SERVICES"): (A) the services set forth on

Schedule 2, as such may be amended by the parties; (B) any other services that
(i) the Spinco Group, as conducted in the ordinary course prior to the Distribution Date, received in whole or part from the Aetna Group or in reliance upon or in connection with the Aetna Assets (but, in the case of a service provided only in part by the Aetna Group, only to the extent such service was provided in the ordinary course prior to the Distribution Date by the Aetna Group), (ii) are identified in writing by Spinco to Aetna within forty-five (45) calendar days following the Distribution Date and (iii) are reasonably needed in order to conduct the operations of the business of the Spinco Group, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof, and otherwise upon pricing and other terms and consistent with the historical provision of such services and the other terms of this Agreement, or conditions reasonably acceptable to Spinco and Aetna; and (C) reasonable additional incidental services as Spinco needs to conduct its business, as conducted in the ordinary course prior to the Distribution Date, and the reasonable growth thereof; PROVIDED, that such services (i) were provided by Aetna to Spinco in the ordinary course prior to the Distribution Date and (ii) are provided upon pricing and other terms consistent with the historical provision of such services and the other terms of this Agreement

         Section 2.03. TERM.

         (a) The period during which any Service is being provided by Spinco or Aetna shall be referred to as the "TRANSITION PERIOD" for such Service. The party providing a Service shall be referred to as the "SERVICE PROVIDER", and the party for whose benefit the Service is provided the "SERVICE RECIPIENT". Subject to Section 2.03(b), below, the Service Provider will provide each Service for the period specified in the applicable Schedule or, if no time period is specified, then for a period not to exceed twelve (12) months after the Distribution Date. The Transition Period for any Service may be modified by mutual consent of Spinco and Aetna.

         (b) Notwithstanding anything to the contrary in Section 2.03(a), above, the Transition Period shall be deemed to be extended, as and for the period needed but in any event not to exceed six (6) months, on account of: (i) a requirement by a Governmental Entity; (ii) at the discretion of the non-breaching party, any failure by Aetna or Spinco, as the case may be, to perform any action required on its part under this Agreement, including any Schedules thereto, but only to the extent of such failure; or (iii) the inability of the Parties to achieve the timetables set forth in an applicable Conversion Plan, after applying reasonable best efforts; PROVIDED, that to the extent the Transition Period is extended pursuant to clause (i) or (iii), in addition to the amounts otherwise due pursuant to Section 2.04 of this Agreement the Service Recipient shall pay all costs actually incurred by reason of

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the extension including, without limitation, incremental software licensing costs. The Service Provider shall make commercially reasonable efforts (which shall not require it to incur any out-of-pocket costs) to minimize the costs referred to in the preceding sentence.

         (c) The Service Recipient, may, without cause, upon sixty (60) calendar days written notice terminate the purchase of any or all Services; PROVIDED that any partial termination of Services shall be of a category of Services as specified in a line item in any Schedule to Sections 2.01 or 2.02, or as otherwise agreed to by Spinco and Aetna; and PROVIDED, that the Service Recipient shall pay for all expenses (other than the Service Provider's internal costs) incurred as a result of such early termination of Services. If the Service Recipient elects to terminate the purchase of less than all Services, the Service Provider shall continue to be obligated to provide the remaining Services.

         (d) Spinco and Aetna shall work in good faith and in a commercially reasonable fashion to eliminate the Service Recipient's need to receive the Services from the Service Provider. Spinco and Aetna each acknowledge that mutual efforts will be needed in order to enable the Service Recipient to conduct its business in the ordinary course without receiving the Services from the Service Provider. The parties will employ reasonable best efforts so that not later than forty-five (45) calendar days following the Distribution Date (or within forty-five (45) calendar days following identification of additional Services under Sections 2.01 or 2.02, as applicable), Spinco and Aetna shall jointly submit to the Operating Committee (as defined below) one or more plans (each a "CONVERSION PLAN") for eliminating the need for each Service. Spinco and Aetna thereafter may jointly amend a Conversion Plan, which amended plan shall become the operative Conversion Plan when it is transmitted to the Operating Committee. Each Conversion Plan shall state in reasonable detail the actions and performance schedule required of the Service Provider and Service Recipient. Each Conversion Plan shall specify a target date for completing all actions needed to allow the Service Recipient to conduct its business in the ordinary course without receiving from the Service Provider the Services that are the subject of such Conversion Plan.

         Section 2.04. PRICING/SALES TAX.

         (a) PRICING OF SERVICES. For each period in which it receives a Service, the Service Recipient shall pay the Service Provider its actual out-of-pocket cost for such Service, including a proportionate share of its overhead (if applicable), computed in accordance with internal charge-back methodologies historically used by the Service Provider (but excluding profit), or, to the extent the pricing for such Service is specified on a Schedule to this Agreement, the amount specified in or calculated in accordance with the method applicable to such Service in the applicable Schedule. For any Service priced on a monthly basis, the monthly charge will be equitably prorated if the Distribution Date or the date on which a Service is terminated is not the first calendar day or the last calendar day, respectively, of a calendar month. Except as otherwise specifically provided herein, (i) in no event shall the amount paid by the Service Recipient to the Service Provider in respect of a Service be less than the Service Provider's actual out-of-pocket cost attributable to the provision of such Service calculated in accordance with the method applicable to such Service in the applicable Schedule, and (ii) it is the intent of the parties hereto that no party thereto shall realize a gain or loss as a result of the provision or receipt of the Services under this Agreement.

         (b)      SALES TAX.

                  (i) For state and local sales tax purposes, Spinco and Aetna will cooperate in good faith to segregate amounts payable under this Agreement into the following categories: (a) taxable Services; (b) non-taxable Services; and (c) payments made by Spinco or Aetna, as applicable, merely as a payment agent for the Service Recipient in procuring goods, supplies or Services.

                  (ii) The Service Provider shall collect from the Service Recipient all state and local sales tax and shall timely remit such taxes to the appropriate state and local tax authorities. The Service Recipient shall pay such taxes to the Service Provider monthly, or as otherwise reasonably required by the Service Provider. The Service Provider shall be responsible for any interest or penalties imposed as a result of its failure to timely collect and remit taxes. The Service Recipient shall be responsible for any additional taxes, interest or penalties imposed as a result of a sales tax audit by any taxing authority.

                  (iii) Within thirty (30) calendar days of receiving notification of the commencement of any sale or use tax audit by a taxing authority which involves any Services provided hereunder or any purchases made as purchasing agent pursuant hereto, the Service Provider or the Service Recipient, as applicable (hereinafter, the "Affected Party") shall notify the other party (hereinafter, the "Other Party") of such audit. Thereafter, the Affected Party shall take reasonable steps to keep the Other Party informed of the progress of any such audit. The Other Party shall have the right (but not the duty) to participate in any proceeding brought by the Affected Party to contest sales or use tax liability, and shall have the right to retain tax advisers or counsel at its own expense.

         Section 2.05. OTHER SERVICE SPECIFICATIONS.

         (a) VOLUME. The Service Provider shall cause the Services to be made available at levels sufficient to permit operation of the businesses or functions to which such Services relate consistent with the ordinary volume and other aspects of such businesses or functions in the twelve (12) months prior to the Distribution Date as well as a reasonable level of growth in the Service Recipient's operations but excluding (i) the addition of any products or product features not being offered by the Service Recipient on the Distribution Date, except that the Service Recipient may add products or features in an amount and manner consistent with its ordinary operations (including, without limitation, normal business introduction cycles) during the twelve (12) months prior to the Distribution Date; and (ii) volumes associated with any entity that is not an Existing Affiliate.

         (b)      SERVICE LEVELS; CURES; REMEDIES UPON DEFAULT.

                  (i) Except to the extent otherwise expressly provided in any Schedule to this Agreement, the service levels for any Services shall be equivalent to those provided to the Service Provider's ongoing operations or, if the Service Provider and Service Recipient do not have comparable operations with respect to a Service, then the service level shall be equivalent to the standards provided to the Service Recipient for the twelve (12) months prior to the Distribution Date. Compliance with such service level standards shall be contingent upon
         (x) receipt by the Service Provider of all information reasonably required from the Service Recipient in order for the Service Provider to render such Service; and (y) reasonable adherence by the Service Recipient to all Service Provider's standard processes and use by Service Recipient of all Service Provider's standard reporting tools, but only to the extent Service Recipient has received prior reasonable written notice of such processes and tools. In addition, to the extent that Aetna installs new, modifies, alters or upgrades any software or hardware component including, without limitation, any fixed assets owned or otherwise controlled by Aetna, without Spinco's prior approval consistent with the "Non-Standard Products and Services" description of
         Schedule 1A, for which Spinco is providing I/T Services, Spinco shall have no obligation to meet service levels or effect cures for, and Aetna shall have no remedy with respect to, such components.

                  (ii) Spinco and Aetna each will designate a "SERVICE LEVEL MANAGER" who will have overall responsibility for summarizing and reporting the respective party's results against service levels

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                  (iii)    If the Service Recipient becomes aware of a material
         deficiency in the Service Provider's performance (a "SERVICE LEVEL BREACH"), the Service Recipient may deliver a written notice thereof to the Service Provider. Upon receipt of such notice, the Service Provider shall use its reasonable best efforts to remedy the Service Level Breach as soon as reasonably possible. For any Service that a Schedule hereto identifies as critical to the Service Recipient's operations (a "CRITICAL OPERATION" with respect to such Service), if the Service Level Breach is not (or the Operating Committee determines that in all probability such Service Level Breach will not be) remedied within a reasonable period of time, then the Service Recipient may outsource the provision of such Service to a third party and the Service Provider shall reimburse the Service Recipient for any increase in the cost of such Service (offset by any amounts that, absent such breach, the Service Recipient would have paid pursuant to the applicable Conversion
         Plan). For each Critical Operation, the definition of a Service Level Breach shall be as is set forth in the Schedule identifying such Critical Operation. The remedy specified above in this clause (iii) shall be in addition to the remedies otherwise specified herein.

                  (iv) (x) Except to the extent that a Schedule to this Agreement specifies a different period, if the Service Provider fails to cure a Service Level Breach within thirty (30) calendar days (or such shorter period as the Operating Committee may determine is appropriate as to a particular Service, taking into account the importance of such Service to the Service Recipient's operations) after receipt of written notice thereof, the Service Provider shall forfeit (and, if previously collected from the Service Recipient, refund) the fees or charges otherwise due with respect to such Service from the date that the Service Level Breach commenced, and the Service Level Provider shall not be entitled to collect fees with respect to such Service until it has cured such Service Level Breach; or (y) if a Service Level Breach causes an immediate and significant harm to the Service Recipient (including, without limitation, significant adverse publicity, customer dissatisfaction or monetary loss), then the Service Recipient shall be entitled to such equitable remedy as may be determined by the Operating Committee, which remedy may include a forfeiture or refund of fees otherwise payable for such Service or actual costs incurred or actual damages suffered by the Service Recipient as a result of such breach.

         (c) PERSONNEL. At the Service Provider's sole expense, the Service Provider will employ and retain staff, and contract with third party subcontractors and other vendors, with a level of experience, skill, diligence and expertise, consistent with the Service Provider's normal business practices, needed to perform the Services the Service Provider is obligated to perform. The delegation of performance to a subcontractor shall not relieve the Service Provider of any of its duties or obligations under this Agreement. Except with the prior written consent of the Service Recipient (which shall not be unreasonably withheld or delayed), the Service Provider shall not contract with a third party subcontractor for a Service if (i) the Service Provider is providing such solely for the benefit of the Service Recipient; and (ii) the anticipated aggregate fees for the portion of the Service being subcontracted exceeds Fifty Thousand Dollars ($50,000) per month. The provisions of this
Section 2.05(c) shall not apply to contracts which shall have been entered into prior to the Distribution Date.

         (d) SYSTEMS SUPPORT. In each instance where the Service Provider provides application or infrastructure support to the Service Recipient under
Schedule 1A, Schedule lB or Schedule 2, "SYSTEMS SUPPORT" shall include the following, where applicable:

                  (i) Database Administration - Monitoring of database size and performance; implementation of database expansions and housekeeping as required; installation support for changes to database structures.

                  (ii) Technical Support - Answering questions concerning applications and functionality; production installation and configuration; coordination for job setup.

                  (iii) Emergency Fixes - Modification and installation of applications as required to resolve production problems or change functionality.

                  (iv) Production Problem Solving - Research and problem solving during production processing.

                  (v) Production Monitoring - Monitoring of production performance (e.g., nightly table update processing, backups and reporting during critical periods - month end).

                  (vi) Security Administration - Support additions and deletions of security access; maintenance of user profiles in accordance with the Service Provider's standards.

                  (vii) Problem Escalation and Notification - Management of a reported problem through the process as set forth on Schedule 2.05.

                  (viii) Application Support - Modifications or upgrades to software as required to meet business processing needs.

         Section  2.06. BILLING AND CASH SETTLEMENT PROCEDURES.

         (a) SERVICES. Billing and cash settlement for Services shall occur monthly. Each Service Provider shall send bills in a format and containing a level of detail sufficient to identify the Services that are the subject of such bill in a form attached hereto as Schedule 2.06. Spinco and Aetna shall settle amounts so due within fourteen (14) calendar days following the receipt of a monthly bill in good order and supported by proper documentation. Any billing or payment errors shall be corrected promptly after discovery thereof.

         (b) PAYROLL AND BENEFITS REIMBURSEMENTS. On each payroll issue date, Aetna shall reimburse Spinco for amounts Spinco (i) paid or will pay to Aetna Group employees on such payroll issue date and (ii) withheld or will withhold from such employees' earnings and paid on their behalf to Governmental Entities, benefit providers or other third parties. Aetna shall reimburse Spinco by wire transfer of immediately available funds on the same Business Day it receives advice from Spinco of any amounts that Spinco has paid on behalf of Aetna for medical/dental premiums or claims (or on the following Business Day if such advice is received after 9:00 a.m., Eastern time).

         (c) VENDOR REIMBURSEMENTS. Spinco shall advise Aetna weekly of the total amount that Spinco has paid during the prior five (5) Business Days to vendors on Aetna's behalf. Aetna shall reimburse Spinco for such amount by wire transfer of immediately available funds. Each reimbursement shall be due the Friday of the week during which Spinco advises Aetna of the reimbursement amount (or on the following Business Day if such advice is received after 5:00 p.m., Eastern time on the immediately preceding Business Day or if such Friday is not a Business Day). In addition to the remedy specified below in Section 2.06(f), Aetna shall reimburse Spinco for any costs incurred arising from Aetna's failure to timely reimburse Spinco.

         (d) OTHER REIMBURSEMENTS. Except as specified in Sections 2.06(b) and 2.06(c), Aetna shall reimburse Spinco bimonthly for any amounts paid by Spinco on Aetna's behalf.

         (e)      OTHER SETTLEMENTS.

                  (i) PASS-THROUGH CHARGES. Pass-through expenses and chargebacks (e.g., postage and express mail fees) identified on the Schedules hereto and not otherwise specifically provided for herein shall be separately billed to and promptly paid by the Service Recipient.

                  (ii) MISDIRECTED PAYMENTS. Any payment received by one party that properly belongs to the other party shall be rerouted by the receiving party to the other party promptly after such misdirected payment is identified.

         (f) REIMBURSEMENT NOTICE, FORM OF SETTLEMENT. Reimbursement notices shall be communicated to Aetna via fax to: 770-933-3664 (Immediate
Attention: ING Treasury). Settlement for amounts due under this Section 2.06 shall be made by wire transfer of immediately available funds. If any amount remains unsettled after the date when due, such amount shall bear interest at the 90-Day Treasury Rate from the date due until the full settlement thereof. The "90-Day Treasury Rate" means the annual yield rate, as of any given date, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H. 15(519).

         Section 2.07. OPERATING COMMITTEE.

         (a) ORGANIZATION OF THE OPERATING COMMITTEE. Spinco and Aetna each hereby appoint three (3) employees as set forth on Schedule 2.07 hereto, at least one of whom is a senior executive, to the "OPERATING COMMITTEE". The Operating Committee will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties. Each of Spinco and Aetna shall have the right to replace one or more of its Operating Committee members with employees or officers with comparable knowledge, expertise and decision-making authority.

         (b) DECISION MAKING. The Operating Committee shall act by a majority vote of its members. If the Operating Committee fails to make a decision, resolve a dispute, agree upon any necessary action, or if the Service Recipient so requests in the event of a material breach significantly and adversely affecting a Critical Operation, a senior officer of Spinco and Aetna or his or her designee, shall attempt in good faith within a period of fifteen
(15) (or, in the event of a significant and adverse impairment of a Critical Operation, seven (7)) calendar days to conclusively resolve any such unresolved matter.

         (c) MEETINGS. During the Transition Period, the Operating Committee shall meet, in person or via teleconference, at least once every other calendar month; PROVIDED, however, that the Operating Committee may, by majority vote of its members, elect to meet more or less frequently as it deems necessary. In addition, the Operating Committee shall meet as necessary to promptly resolve any disputes submitted to it.

         (d) DISPUTES. Any dispute arising out of or relating to this Agreement will be submitted for resolution pursuant to Section 2.07(b) before any party may bring any legal proceeding in connection therewith. A party's failure to comply with the preceding sentence shall constitute cause for the dismissal without prejudice of any such legal proceeding.

         SECTION 2.08. OTHER TERMS AND CONDITIONS.

         (a) SECURITY. The Service Provider shall provide physical and data security for the businesses or functions to which the Services relate including, without limitation, code asset management practices at levels equal to or greater than the Service Provider's applicable standards during the twelve (12) month period prior to the Distribution Date, as specified in Schedule 2.08A (Spinco) and 2.08B (Aetna) hereto. Each party agrees to comply with the other party's systems security procedures and shall not circumvent such procedures. Each party retains the right to monitor and audit the other party's compliance with such systems security procedures. If either party reasonably determines that personnel from the other party have attempted to circumvent its systems security procedures, that party may immediately terminate such personnel's access to its systems and shall immediately advise the other party of such incident and termination.

         (b)      SYSTEMS SECURITY REQUIREMENTS.

                  (i) SPINCO'S SYSTEMS SECURITY REQUIREMENTS. Spinco may amend its current systems security requirements, as set forth on
         Schedule 2.08A hereto, from time to time in its sole discretion, and shall provide thirty (30) calendar days' prior written notice to Aetna of any such amendments. In addition, Aetna agrees to comply with any written instructions or written policies communicated to Aetna by Spinco in connection with the use of or access to any of Spinco's systems or to software. Aetna further agrees to execute any document reasonably required by Spinco or required by its licensors in order to retain software and/or data in confidence.

                  (ii) AETNA'S SYSTEMS SECURITY REQUIREMENTS. Aetna may amend its current systems security requirements, as set forth on
         Schedule 2.08B hereto, from time to time in its sole discretion, and shall provide thirty (30) calendar days' prior written notice to Spinco of any such amendments. In addition, Spinco agrees to comply with any written instructions or written policies communicated to Spinco by Aetna in connection with the use of or access to any of Aetna's systems or to software. Spinco further agrees to execute any document reasonably required by Aetna or required by its licensors in order to retain software and/or data in confidence.

         (c)      CONFIDENTIALITY.

                  (i) DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall have a meaning ascribed to such term in the Distribution Agreement and shall include, without limitation, the following: (a) information relating to planned or existing computer systems and systems architecture and security, including, without limitation, computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods; (b) policyholder data, customer lists, sales, customer information, profits, organizational restructuring, new business initiatives and financial information; (c) information that describes insurance and financial products, including, without limitation, actuarial calculations, product designs, and how such products are administered and managed; (d) information that describes product strategies, tax interpretations, and the tax positions and treatment of any item; and (e) confidential information of third parties with which a party conducts business; provided, that Tax information shall be governed by the Tax Sharing Agreement

                  (ii)     Confidential Information shall be subject to Section
         6.06 of the Distribution Agreement and Tax information shall be subject to Section 7.04 of the Tax Sharing Agreement. In addition, each party shall use commercially reasonable efforts to restrict access to the other party's Confidential Information to those employees of such party requiring access for the purpose of providing Services to the other party hereunder. Subject to its obligations under Section 6.05 of the Distribution Agreement (Retention of Records) (or Section 7.02 of the Tax Sharing Agreement (Corporate Records), as to Tax information), each party shall destroy all Confidential Information obtained from the other party in connection with this Agreement in accordance with the receiving party's normal document retention policies but, in any event, immediately following the expiration of this Agreement. Notwithstanding the foregoing, Spinco and Aetna and their respective Affiliates may share Confidential Information with any subcontractor utilized to provide Services, PROVIDED that the party sharing such Confidential Information shall remain responsible for compliance with the provisions of this Section.

                  (iii) FULFILLMENT AND CONFIDENTIALITY OF VENDOR CONTRACTS AND SOFTWARE. Spinco and Aetna respectively shall (a) comply with the terms of, and keep confidential and, except as required by law, not disclose, reveal or duplicate (x) any information related to any of their respective vendor contracts to which the other party is provided access in connection with this Agreement and/or (y) the other party's or any third party's computer systems, software, information and/or data to which they are provided access and/or use in connection with this Agreement and (b) take such other actions and execute such additional documentation required by any vendor in order to access and/or use such vendor's goods or services in connection with such vendor's contracts with the Aetna Group or the Spinco Group, as applicable.

         (d) LIMITATION OF REMEDIES. Except if and to the extent arising out of a Service Provider's willful misconduct, in no event shall a Service Provider be obligated to pay to the Service Recipient in respect of breaches or alleged breaches of this Agreement any amount in excess of the amount received by such Service Provider for the Services it renders. This cumulative limitation shall apply to all monetary remedies provided for in this Agreement or any Schedule thereto, regardless of whether they are characterized as damages, indemnification (including, without limitation, indemnification for defense costs), refund of fees or otherwise.


                                    ARTICLE 3
                  Other Transitional Arrangements and Payments

         Section 3.01. USED ASSETS. As of the date hereof, a Spinco Group member owns or leases certain information technology equipment, furniture, fine art and vehicles which are used for the business of the Aetna Group ("AETNA USED ASSETS"). Spinco shall take all actions necessary on its part to cause Aetna or an Affiliate to become the owner or lessor of all such assets as follows:

         (a) Spinco shall provide to Aetna an inventory in reasonable detail of Aetna Used Assets that are owned by a Spinco Group entity. Upon execution of this Agreement, Aetna shall pay Aetna Life Insurance Company the net book value of such assets as of the Distribution Date. Spinco concurrently shall deliver a bill of sale and/or other documentation reasonably evidencing such transfer of ownership including a list of assets purchased at a level of detail reasonable in relation to the types of assets being transferred. For the purposes of this Agreement, net book value shall be determined as Aetna Life Insurance Company's cost less accumulated depreciation calculated in accordance with generally accepted accounting principles consistently applied.

         (b) For Aetna Used Assets that are leased by a Spinco Group entity, Aetna and Spinco shall jointly employ reasonable best efforts to cause the leases to be assigned to Aetna or an Affiliate and, if such efforts are unsuccessful, Aetna shall purchase such assets and shall pay all costs incurred in connection therewith including, without limitation, prepayment penalties or similar charges, each as set forth in the relevant lease or on terms that Aetna may agree to with the lessor.

         Section 3.02. COST OF ELIMINATION OF SERVICES. The Service Recipient shall be solely responsible for all expenses (other than the Service Provider's internal costs) associated with eliminating the Service Recipient's need to receive Services from the Service Provider including, without limitation, costs of transferring data from the Service Provider's information technology environment and of acquiring any computer hardware or software associated with implementation of any Conversion Plan.

         Section 3.03. REIMBURSEMENT OF CERTAIN AMOUNTS. Upon execution of this Agreement, Aetna shall reimburse Aetna Life Insurance Company for all amounts it has paid for goods or services ordered or received after March 31, 2000, net of any amounts paid or accrued by Aetna for such goods or services after March 31, 2000, for: (i) purchase of information technology equipment, or licensing of information technology software, primarily for use in the Aetna Business; and
(ii) tenant improvements on properties leased primarily for use in the Aetna Business, in the case of each of clause (i) and (ii) to the extent permitted under the Merger Agreement or the Distribution Agreement.

         Section 3.04. SEPARATION COSTS OF HEADQUARTERS; TENANT IMPROVEMENTS.

         (a) Upon execution of this Agreement, Aetna shall pay Aetna Life Insurance Company One Million Five Hundred Thousand Dollars ($1,500,000) toward the costs of physically separating the premises at 151 Farmington Avenue, Hartford, Connecticut, which physical changes shall include, without limitation, fitness center access, security control points and the removal, purchase and replacement of signage on the Tower Building and monument signage as approved and designated by Aetna, all as more specifically provided in the other Ancillary Agreements.

         (b) Upon execution of this Agreement, in addition to the amount payable pursuant to Section 3.03, above, Aetna shall pay Aetna Life Insurance Company the net book value as of the Distribution Date of the building improvements in the Tower Building and the tenant improvements on State House Square and field office properties (including any co-location properties) that relate primarily to the Aetna Business.

         Section 3.05. LICENSING AND OTHER COSTS. Aetna shall bear the entire expense (other than Spinco's internal costs or any related, incidental out-of-pocket expenses or other charge paid to Spinco's advisors or representatives, if any) of (i) transferring, or obtaining new licenses with respect to, software used primarily in the Aetna Business; (ii) additional licensing or similar fees paid by Spinco to third party vendors by reason of Spinco providing any Service pursuant to this Agreement; and (iii) any other fees or costs associated with terminating, assigning or transferring to the Aetna Group any contract that relates primarily to the Aetna Business.


                                    ARTICLE 4
                                 Miscellaneous

         SECTION 4.01. INDEMNIFICATION. Except as otherwise specifically provided in this Agreement, the provisions of Article 4 of the Distribution Agreement shall govern all matters relating to indemnities.

         SECTION 4.02. NOTICES. Except as provided in Section 2.06(f), above, with respect to reimbursement notices, all notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

If to Aetna, to:

         Lion Connecticut Holdings Inc.
         c/o Aetna Life Insurance and Annuity Company
         151 Farmington Avenue
         Hartford, CT 06156
         Attention:        Michael W.  Cunningham
                           Executive Vice President &
                           Chief Financial Officer
                           Fax:

With copies to:

         Parent
         c/o ING North America Insurance Corp.
         5780 Powers Ferry Road, NW
         Atlanta, Georgia 30327-4390
         Attention:        Wayne Huneke
                           General Manager &
                           Chief Financial Officer
                           Fax:  770-980-3303

                           B. Scott Burton
                           Senior Vice President &
                           Deputy General Counsel
                           Fax:  770-850-7660

         and

         Sullivan & Cromwell
         125 Broad Street
         New York, New York 10004
         Attention:        Joseph B. Frumkin, Esq.
                           William D. Torchiana, Esq.
                           Fax:  212-558-3588

If to Spinco, to:

         Aetna Inc.
         151 Farmington Avenue
         Hartford, CT 06156-7505

         Attention:        L. Edward Shaw, Jr.
                           General Counsel
                           William J. Casazza
                           Corporate Secretary
                           Fax:  860-273-8340


With a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017

         Attention:        Lewis B. Kaden
                           Fax: (212) 450-4800

         Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         Section 4.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Aetna and Spinco, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 4.04. EXPENSES. (a) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement shall be paid by the party incurring such expense.

         (b) Each reference in this Agreement to expenses, fees and out-of-pocket costs shall mean such expenses, fees and out-of-pocket costs as the party incurring such expenses, fees or out-of-pocket costs would reasonably incur in connection with its own business under circumstances where such expenses, fees and out-of-pocket costs are not subject to reimbursement.

         Section 4.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement only to an Affiliate of such party without the prior written consent of the other party hereto. If any party or any of its successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under this Agreement. Any assignment not conforming to the provisions of this Agreement shall be invalid and void.

         Section 4.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

         Section 4.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         Section 4.08. ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Confidentiality Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Merger Agreement, the Confidentiality Agreement or the other Distribution Documents has been made or relied upon by any party hereto.

         Section 4.09. JURISDICTION. Except as otherwise expressly provided in this Agreement, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.

         Section 4.10. SEVERABILITY. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         Section 4.11. SURVIVAL. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

         Section 4.12. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         IN WITNESS WHEREOF the parties hereto have caused this Transition Services Agreement to be duly executed by their respective authorized officers as of the date first above written.


                                  AETNA INC.



                                  By:  /s/ Alfred P. Quirk, Jr.
                                      ---------------------------------------
                                  Name:    Alfred P. Quirk, Jr.
                                  Title:   Vice President, Finance & Treasurer



                                  AETNA U.S. HEALTHCARE INC.



                                  By:  /s/ Alfred P. Quirk, Jr.
                                      ---------------------------------------
                                  Name:    Alfred P. Quirk, Jr.
                                  Title:   Vice President, Finance & Treasurer